Exhibit 99.1

Date: August 6, 2014

Spectra Energy Partners Reports Second Quarter 2014 Results

•	Distributable cash flow of $239 million, an increase of $183 million over prior year

•	Express-Platte acquisition and expansion projects bolster EBITDA

•	27th consecutive quarterly cash distribution increase

•	Advancing growth projects safely, on time and on budget

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported second quarter 2014 distributable cash flow of $239 million, compared with $56 million in the prior-year quarter. Distributions per limited partner unit for second quarter 2014 were $0.56625, compared with $0.50875 per limited partner unit in 2013.

“Increased earnings from expansion projects and solid performance of the Express-Platte system, which continues to exceed expectations, led to another strong quarter of Spectra Energy Partners delivering on its commitments,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “We are well positioned to exceed our 2014 financial targets and, in turn, provide ongoing distribution growth for our unitholders.”

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) was $353 million, compared with $348 million in the prior-year quarter.

Reported net income from controlling interests was $215 million for the second quarter 2014, compared with $177 million in the second quarter 2013.

The dropdown of Spectra Energy’s remaining U.S. transmission, storage and liquids assets, including the remaining 60 percent of Express-Platte U.S., occurred on November 1, 2013. The financial results, other than distributable cash flow, for the U.S. Transmission and Liquids segments have been recast throughout this release. The recast of the U.S. Transmission segment represents results as if the dropdown assets were owned by Spectra Energy Partners for the full periods reflected. The Liquids segment represents results as if Express-Platte were owned 100 percent by Spectra Energy Partners since the date Spectra Energy acquired the asset on March 13, 2013.

BUSINESS UPDATES

This past quarter, Spectra Energy Partners moved five new projects, underpinned by customer commitments totaling approximately $2 billion, into execution. These projects include: NEXUS, Atlantic Bridge, two new expansions off the Sand Hills Natural Gas Liquids (NGL) line, and the partial Ozark conversion with Magellan. The company’s existing slate of projects in execution continues to advance as planned. TEAM South is expected to go into service ahead of schedule, and TEAM 2014, which will provide customers with the ability to move Marcellus gas production both east and south, is moving forward with a targeted in-service date of November 1.

The Sabal Trail pipeline into Florida is on schedule to submit the project’s Federal Energy Regulatory Commission (FERC) application in October and meet its in-service date of 2017, as planned. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The company submitted its FERC filing for AIM in February and expects to receive its certificate in the first quarter of 2015.

NEXUS, which will bring supply diversity to Eastern Canada by delivering Utica and Marcellus gas by the end of 2017, has the signed customer support necessary to move forward and will be anchored by commitments from Eastern Canadian and Midwest LDCs as well as Appalachian producers. The project provides Spectra Energy Partners with investment opportunities in the $700 million to $1 billion range. The OPEN project, designed to deliver new incremental production from the emerging Utica and Marcellus shale plays to markets in the Midwest, Southeast and Gulf Coast received its Notice of Schedule from FERC, reaffirming that the project is on target to meet the planned 2015 in-service date. And since conducting a successful open season early in the year,

Spectra Energy Partners also continues to advance the Atlantic Bridge project, which is slated to go into service in 2017. The company has committed anchor shippers and continues to pursue additional shippers for the project which will be an investment of at least $500 million with the possibility of that increasing up to $1 billion.

The company also has announced plans to further expand the Algonquin and Maritimes & Northeast systems – on their existing footprint. The project would provide improved electric reliability in New England by directly supplying approximately 60 percent of the region’s most efficient gas-fired power generation.

Spectra Energy Partners is advancing its final bi-directional capabilities – moving gas both north and south – on Texas Eastern with two open seasons announced in July: Texas Eastern Access South and Texas Eastern Adair Southwest. These two new projects will provide more than 500 million cubic feet a day of incremental firm transportation from the Appalachian basin to markets in the Southern U.S. by the end of 2017.

Further, late last week, the company announced an open season for another build-out on Texas Eastern to the east with its Appalachia to Market Project. As the Utica and Marcellus continue to grow, the project is designed to meet producer interests in getting supplies closer to the East Coast markets.

Spectra Energy also has entered into a long-term lease agreement with Magellan to convert a portion of its Ozark pipeline to a refined products pipeline by mid-2016 and is on target to submit its FERC abandonment filing in the third quarter of this year.

The company has received sufficient expressions of interest to continue pursuing expansions of its crude oil business through the end of the decade. Spectra Energy Partners is progressing on the Synergy Pipeline project designed to further link growing oil sands production to the Edmonton-Hardisty hub with partner ATCO Energy Solutions. Additionally, Spectra Energy Partners is continuing development work on the Inland California Express Project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex.

Spectra Energy Partners is also making progress on its expansion plans on the Express-Platte system, including exploring organic growth projects that would de-bottleneck the Express Pipeline and increase utilization as well as opportunities designed to potentially twin the entire system.

During the quarter, Spectra Energy Partners approved two additional projects connected with the Sand Hills NGL pipeline – Red Lake and Spraberry – with its share of capital totaling approximately $70 million. These expansions will be brought online early to mid 2015.

SEGMENT RESULTS

U.S. Transmission

U.S. Transmission reported second quarter 2014 EBITDA of $320 million, compared with $311 million in second quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions, primarily on Texas Eastern.

Liquids

Liquids reported second quarter 2014 EBITDA of $51 million, compared with $40 million in second quarter 2013.

Quarterly EBITDA results reflect the acquisition of one-third each of the Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which were put into service in June 2013, as well as higher transportation revenues on the Express-Platte system as a result of increased tariff rates and higher contracted volumes.

Other

“Other” reported net costs of $18 million in the second quarter of 2014, compared with $3 million in second quarter 2013. This increase was due to allocated governance costs associated with the U.S. Transmission and Liquids assets that were dropped down on November 1, 2013.

Interest Expense

Interest expense was $62 million for second quarter 2014 compared with $100 million for second quarter 2013. The decrease was mainly due to the restructuring of an intercompany loan contributed to Spectra Energy Partners as part of the dropdown on November 1, 2013. This decrease was partially offset by higher debt balances attributable to a third quarter 2013 $1.9 billion debt issuance, primarily related to the U.S. assets dropdown, and lower capitalized interest from projects placed in service in 2013.

Capital Expenditures and Equity Investments

Spectra Energy Partners invested $245 million in expansion and maintenance capital during the quarter, excluding reimbursements from noncontrolling interests. Expenditures included approximately $192 million of growth capital and $53 million of maintenance capital. Expansion capital was primarily for TEAM 2014 and Sabal Trail. Through the second quarter, maintenance spending is on track and will continue to ramp up over the coming months. The company’s estimated maintenance capital for the year is $270 million.

Liquidity and Capital Resources

Total debt outstanding at Spectra Energy Partners as of June 30, 2014, was $5.7 billion, with investment grade ratings. At the end of the quarter, Spectra Energy Partners had available liquidity of $1.6 billion. Spectra Energy Partners has forecast $0.9 billion of capital expansion spending in 2014, which will be funded through a combination of debt and equity. In late 2013, Spectra Energy Partners initiated a $400 million continuous offering program, or At-the-Market (ATM) unit issuance program. From the start of the program through June 30, 2014, Spectra Energy Partners received aggregate net proceeds of $215 million from sales under the ATM program, of which $191 million was received during the first half of 2014.

Additional Information

Additional information about first quarter 2014 earnings can be obtained via the Spectra Energy Partners’ Web site: www.spectraenergypartners.com. The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, August 6, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors Section of both Spectra Energy’s Web site and Spectra Energy Partners’ Web site. The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “58234242” or “Spectra Energy and Spectra Energy Partners Quarterly Earnings Call.”

Please call five minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, November 2, 2014, by dialing (800) 585-8367 with conference ID 58234242. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure as it represents reported segment EBITDA adjusted for special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and

“Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)
Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

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Spectra Energy Partners, LP

Quarterly Highlights

June 2014

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
INCOME (a)
Operating Revenues	$531	$492	$1,112	$951
Total Reportable Segment EBITDA	371	351	803	694
Net Income—Controlling Interests	215	177	457	358
EBITDA BY BUSINESS SEGMENT (a)
U.S. Transmission	$320	$311	$694	$647
Liquids	51	40	109	47

Total Reportable Segment EBITDA	371	351	803	694
Other EBITDA	(18)	(3)	(37)	(5)

Total Reportable Segment and Other EBITDA	$353	$348	$766	$689

PARTNERS’ CAPITAL (a)
Declared Cash Distribution per Limited Partner Unit	$0.56625	$0.50875	$1.1225	$1.01
Weighted Average Units Outstanding
Limited Partner Units	286	108	285	106
General Partner Units	6	2	6	2

DISTRIBUTABLE CASH FLOW (a)
Distributable Cash Flow	$239	$56	$563	$129
CAPITAL AND INVESTMENT EXPENDITURES (a,b)
Capital expenditures—U.S. Transmission (c)			$405	$510
Capital expenditures—Liquids			9	4
Investment Expenditures
Investment in Sand Hills / Southern Hills / SESH			30	161

Total			$444	$675

U.S. TRANSMISSION (a)
Operating Revenues	$454	$419	$954	$865
Operating Expenses
Operating, Maintenance and Other	118	118	229	230
Property and Other Taxes	42	29	82	59
Other Income and Expenses, net	26	39	51	71

EBITDA	$320	$311	$694	$647

LIQUIDS (a)
Operating Revenues	$77	$73	$158	$86
Operating Expenses
Operating, Maintenance and Other	30	30	56	34
Property and Other Taxes	4	4	8	5
Other Income and Expenses, net	8	1	15	—

EBITDA	$51	$40	$109	$47

Express Pipeline Receipts, MBbl/d (d)	170	202	182	203
Platte PADD II Deliveries, MBbl/d	176	165	171	165

			June 30, 2014	December 31, 2013
Debt			$5,746	$5,961
Actual Units Outstanding			294	290

(a)	2013 financial results, excluding distributable cash flow, limited partner units and general partner units, have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013.
(b)	Excludes the acquisition of Express-Platte.
(c)	Excludes reimbursements from noncontrolling interests of $20 million in 2014.
(d)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013 (a)	2014	2013 (a)
Operating Revenues	$531	$492	$1,112	$951
Operating Expenses	282	249	555	459

Operating Income	249	243	557	492

Other Income and Expenses	35	39	66	70
Interest Expense	62	100	129	194

Earnings Before Income Taxes	222	182	494	368
Income Tax Expense	2	1	28	2

Net Income	220	181	466	366
Net Income—Noncontrolling Interests	5	4	9	8

Net Income—Controlling Interests	$215	$177	$457	$358

(a)	2013 financial results have been recast to include the U.S. Assets Dropdown as of January 1, 2013 and Express-Platte as of March 14, 2013. Interest expense decreased due to the restructuring of a note payable (which now eliminates within Spectra Energy Partners, L.P.) resulting from the U.S. Assets Dropdown. Allocated governance costs increased as governance costs were not recast during the U.S. Assets Dropdown.

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets	$555	$565
Investments and Other Assets	4,539	4,613
Property, Plant and Equipment, net	11,594	11,363
Regulatory Assets and Deferred Debits	249	253

Total Assets	$16,937	$16,794

LIABILITIES AND EQUITY
Current Liabilities	$1,082	$1,335
Long-term Debt	5,163	5,178
Deferred Credits and Other Liabilities	153	140
Equity	10,539	10,141

Total Liabilities and Equity	$16,937	$16,794

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$220	$181	$466	$366
Add:
Interest expense	62	100	129	194
Income tax expense	2	1	28	2
Depreciation and amortization	70	65	143	126
Foreign currency loss (gain)	(1)	1	—	1

EBITDA	353	348	766	689

Add:
Equity in earnings of unconsolidated affiliates	(29)	(23)	(57)	(42)
Distributions from equity investments	43	30	80	59
Other	4	2	6	4
Less:
Interest expense	62	100	129	194
Distributions to noncontrolling interests	6	4	11	9
Maintenance capital expenditures (a)	54	45	78	63
Net cash paid for income taxes	5	—	5	—
Equity AFUDC	5	17	9	28
Adjustment (b)	—	135	—	287

Total Distributable Cash Flow	$239	$56	$563	$129

(a)	Excludes reimbursable expenditures
(b)	Removes the results of the U.S. Assets Dropdown for the periods prior to the dropdown (January 1, 2013 to October 31, 2013) and the results of Express-Platte for the periods prior to the dropdown (March 14, 2013 to August 1, 2013).

Spectra Energy Partners, LP

Reported to Ongoing EBITDA Reconciliation

June 2014 Quarter-to-date

(Unaudited)

(In millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported & Ongoing EBITDA
Quarter Ended June 30, 2014
U.S. Transmission	$320
Liquids	51

Total Reportable Segment EBITDA	371
Other	(18)

Total Reportable Segment and Other EBITDA	$353

Quarter Ended June 30, 2013
U.S. Transmission	$311
Liquids	40

Total Reportable Segment EBITDA	351
Other	(3)

Total Reportable Segment and Other EBITDA	$348

Spectra Energy Partners, LP

(Unaudited)

Special Items Affecting EPU for the Quarters: (in millions, except per-unit amounts)
	Tax Effect	Net Income –Controlling Interests Impact	EPU Impact
First Quarter 2014
Adjustment of Federal Income Tax Liabilities Related to the US Assets Dropdown	$(23)	$(23)	$(0.08)
Second Quarter 2014	—	—	—

Total Special Items	$(23)	$(23)	$(0.08)

First Quarter 2013	—	—	—
Second Quarter 2013	—	—	—

Reconciliation of Reported to Ongoing Net Income – Controlling Interests ( in millions)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income – Controlling Interests as Reported	$215	$177	$457	$358
Adjustments to Reported Net Income – Controlling Interests:
Special Item	—	—	23	—

Ongoing Net Income – Controlling Interests	$215	$177	$480	$358

Reconciliation of Reported to Ongoing EPU
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
EPU as Reported	$0.59	$1.52	$1.30	$3.15
Special Item	—	—	0.08	—

EPU, Ongoing	$0.59	$1.52	$1.38	$3.15